   As filed with the Securities and Exchange Commission on November 9, 2001
                                                      Registration No. 333-86485
________________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                                ______________

                       Post-Effective Amendment No. 1 to
                                   Form S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                             ____________________

                             HEADHUNTER.NET, INC.
            (Exact name of registrant as specified in its charter)

Georgia                                          333 Research Court, Suite 200                            58-2403177
(State or other jurisdiction of                      Norcross, Georgia 30092                          (I.R.S. Employer
incorporation or organization)                           (770) 349-2400                             Identification Number)
                                       (Address, including zip code, and telephone number,
                                          including area code, of registrant's principal
                                                        executive offices)


              HEADHUNTER.NET, INC. 1998 LONG-TERM INCENTIVE PLAN,
    HEADHUNTERS, L.L.C. EMPLOYEE COMMON UNIT OPTION PLAN OPTION AGREEMENTS HEADHUNTER.NET, INC. NON-EMPLOYEE DIRECTOR NON-QUALIFIED STOCK OPTION AGREEMENTS

                           (Full title of the Plan)


                              Robert J. McGovern
                     President and Chief Executive Officer
                             HEADHUNTER.NET, INC.
                         333 Research Court, Suite 200
                            Norcross, Georgia 30092
                                (770) 349-2400
  (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:

                             Donald L. Toker, Jr.
                               Hale and Dorr LLP
                        11951 Freedom Drive, Suite 1400
                               Reston, VA 20190

                        DEREGISTRATION OF COMMON STOCK

     On September 3, 1999, HeadHunter.NET, Inc. (the "Company") filed a Registration Statement on Form S-8, Registration No. 333-86485 (the "Registration Statement"), for the sale of 1,347,250 shares of Common Stock, par value $.01 (the "Common Stock"), of the Company under the HeadHunter.NET, Inc. 1998 Long-Term Incentive Plan (the "1998 Plan"), the Headhunters, L.L.C. Employee Common Unit Option Plan Option Agreements (the "Unit Plan Options") and the HeadHunter.NET, Inc. Non-Employee Director Non-Qualified Stock Option Agreements (the "Non-Employee Director Options").

     On August 24, 2001, Career Holdings, Inc. ("Career Holdings"), CB Merger Sub, Inc. ("Merger Sub") and the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger pursuant to which Merger Sub would merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Career Holdings (the "Merger"). The Merger became effective on November 7, 2001. Upon consummation of the Merger, each outstanding share of Common Stock was converted, subject to statutory rights of appraisal, into the right to receive $9.25.

     Under the terms of the Merger Agreement, upon consummation of the Merger, each Unit Plan Option was cancelled in exchange for a cash payment by the Company of an amount equal to (i) the excess, if any, of (x) the $9.25 per share offer price being paid by Career Holdings for shares of the Company's Common Stock over (y) the exercise price per share subject to such option multiplied by
(ii) the number of shares subject to each option.

     Under the terms of the Merger Agreement and the terms of each of the Non-Employee Director Options, upon consummation of the Merger, each Non-Employee Director Option was cancelled in exchange for a cash payment by the Company of an amount equal to (i) the excess, if any, of (x) the $9.25 per share offer price being paid by Career Holdings for shares of the Company's Common Stock over (y) the exercise price per share subject to such option multiplied by (ii) the number of shares subject to each option.

     Under the terms of the Merger Agreement and the terms of the 1998 Plan, upon consummation of the Merger, each outstanding option under the 1998 Plan was cancelled in exchange for a cash payment by the Company of an amount equal to
(i) the excess, if any, of (x) the $9.25 per share offer price being paid by Career Holdings for shares of the Company's Common Stock over (y) the exercise price per share subject to such option multiplied by (ii) the number of shares subject to each option. The Company also terminated the 1998 Plan upon consummation of the Merger.

     Pursuant to Rule 478(a)(4) under the Securities Act of 1933, as amended (the "Securities Act"), the Registration Statement is hereby amended to remove from registration any of the remaining shares of Common Stock which remain unissued under the 1998 Plan.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reston, Virginia on November 9, 2001.

                              HEADHUNTER.NET, INC.

                              By:  /s/ James A. Tholen
                                   --------------------------------
                              Name: James A. Tholen
                              Title:  Vice President

  Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature                  Title                             Date
---------                  -----                             ----

/s/ Robert J. McGovern     Director, President and Chief     November 9, 2001
----------------------     Executive Officer
Robert J. McGovern         (Principal Executive Officer)


/s/ Daniel J. Finnigan     Director                          November 9, 2001
----------------------
Daniel J. Finnigan


/s/ David D. Hiller        Director                          November 9, 2001
-----------------------
David D. Hiller


/s/ James A. Tholen        Director and Vice President       November 9, 2001
-----------------------    (Principal Financial and
James A. Tholen            Accounting Officer)
